Exhibit 10.64
AMENDMENT TO THE SHAREHOLDER AGREEMENT
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This document is an English translation of a legally binding French document. While efforts have been made to provide an accurate translation, in the event of any discrepancies or conflicts between this translation and the original French version, the original French document shall prevail.
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BETWEEN THE UNDERSIGNED:

(1)Rayonier A.M. France is a company governed by French law with simplified joint-stock company status. Its registered office is located at 20 Avenue de la Gare, 40100 Dax, and it is registered with the Dax Trade and Companies Register under number 424 500 486. It is represented by Estelle Castex-Hirel, who is duly authorised.

(Hereinafter referred to as “RYAM France”)

AND

(2)Rayonier Advanced Materials, Inc. is a company incorporated under US law in the State of Delaware. Its registered office is located at 1209 Orange Street, Wilmington, New Castle, Delaware, United States. The company is represented by Marcus Moeltner, who is duly authorized.

(Hereinafter referred to as “RYAM Inc.”, acting jointly with 'RYAM France' for the purposes of this agreement.)

(RYAM France and RYAM Inc. acting jointly and severally, hereinafter referred to collectively as the “Majority Shareholder”)

OF THE FIRST PART

AND

(3)The SWEN IMPACT FUND FOR TRANSITION 3 is an open-ended investment company and an alternative investment fund in the form of a limited shareholder with share capital. It is registered at 4 rue Peternelchen, L-2370 Luxembourg, under number B284339 in the Luxembourg Trade and Companies Register. It is represented by its alternative investment fund manager, SWEN Capital Shareholders, which is represented by Charlotte Virally, who is duly authorized.

(hereinafter referred to as the “Investor”)

OF THE SECOND PART

The Majority Shareholder, the investor, and their respective successors and assignees who adhere to this agreement (as defined below) pursuant to Article Error! Reference source not found. of the Agreement, are hereinafter collectively referred to as the “Parties” and individually as a “Party”.

IN THE PRESENCE OF:

(4)RYAM BIONOVA is a simplified joint-stock company under French law. It has its registered office at 20 Avenue de la Gare, 40100 Dax, and is registered with the Dax Trade and Companies Register under number 980 638 548. It is represented by Estelle Castex Hirel, who is duly authorized.

WHEREAS:

(A)On November 12, 2024, the Parties entered into a shareholders' agreement (the “Agreement”) to define and organize (i) the rules of governance of the Company, (ii) the principles applicable to transfers of shares and any other Securities issued by the Company that the Parties hold and may hold in the future, and (iii) more generally, their rights and obligations as holders, directly or indirectly, of Securities.

(B)Any terms beginning with a capital letter that are not defined in this document should be given the meaning they are assigned in the Agreement.

(C)Given the evolution of the Company's projects, the Parties have come together and agreed to sign this amendment to the Agreement (the “Amendment”).

IT IS HEREBY AGREED AS FOLLOWS:

1.Amendment to Article 20

The Parties agree to amend Article 20 as follows:

“20.1. Subject to the provisions of Article 20.6, by 31 December ~~2025~~ 2026, the Majority Shareholder undertakes to invest an additional amount of up to twenty million (20,000,000) euros by subscribing to ordinary shares of the Company, in one or more tranches (the “Additional Investment by the Majority Shareholder”), in order to finance the construction of facilities as set out in the Business Plan. It is specified that the Additional Investment by the Majority Shareholder may be made by way of a contribution in kind to the Company.

20.2. Subject to the provisions of Article 20.6, by 31 December ~~2025~~ 2026, the Investor undertakes to invest an additional amount of up to fifteen million (15,000,000) euros by subscribing to ADP A shares of the Company in one or more installments (the “Additional

Investment by the Investor”), in order to finance the construction of the facilities provided for in the Business Plan.

20.3 In this regard, as of the date hereof, the Majority Shareholder makes the following representations:

(i) The Majority Shareholder has the necessary funds to enable it to make the Majority Shareholder's Additional Investment by 31 December ~~2025~~ 2026 at the latest, either directly or indirectly through its Affiliates.

(ii) The Majority Shareholder is not aware of any event or circumstance that has occurred, or can reasonably be expected to occur, which would prevent it from fulfilling its commitment to make the Additional Investment by the Majority Shareholder.

20.4 In this regard, as of the date hereof, the Investor makes the following representations:

(i) The Investor has secured the necessary funding commitments to enable them to make the Investor's Additional Investment by 31 December ~~2025~~ 2026 at the latest, subject to the provisions of Section 20.5 below.

(ii) The Investor is not aware of any event or circumstance that has occurred, or can reasonably be expected to occur, which would prevent the Investor from fulfilling its commitment to make the Additional Investment by the Majority Shareholder.

(iii) Any commitments not used or called upon by its Shareholders will amount to a total sum at least equal to the Investor's Additional Investment by 31 December ~~2025~~ 2026 at the latest.

20.5. In the event that the Group decides to abandon a plant construction project included in the Business Plan (namely, the bioethanol production plant project located in the United States, the CTO Unis production plants, and the prebiotic production plant located in the United States) or in the event that the construction of a plant provided for in the Business Plan has not been able to commence by December 31, ~~2025~~ 2026 at the latest, the commencement of any plant provided for in the Business Plan being evidenced by any civil engineering order for said plant, the Parties agree that the commitments of the Majority Shareholder to make the Additional Investment by the Majority Shareholder, on the one hand, and of the Investor to make the Investor's Additional Investment, on the other hand, will be reduced accordingly between the Additional Investment by the Majority Shareholder and the Additional Investment by the Investor according to the following formula:

REI = EI x %RCAPEX

Where:

“REI” refers to the amount of the reduction in the additional investment commitment of the Shareholder concerned.

“EI” refers to the additional investment commitment of the Shareholder concerned, i.e., twenty million (20,000,000) euros for the Majority Shareholder and fifteen million (15,000,000) euros for the Investor.

“%RCAPEX” refers to the percentage of the Group's investments that was ultimately not used due to the abandonment of a plant construction project included in the business plan, or in the event that the construction of a plant included in the business plan could not have started by 31 December ~~2025~~ 2026 at the latest, according to the following terms:

- in the case of a bioethanol plant in the United States: %RCAPEX = 64.17%.

- in the case of a CTO plant in France: %RCAPEX = 4.22%.

- in the case of a CTO plant in the United States: %RCAPEX = 7.67%.

- in the case of a prebiotics plant in the United States: %RCAPEX = 23.95%.

it being specified that the “REI” amount of the reduction in the parties' additional investment commitment may be limited to twenty million (20,000,000) euros for the Majority Shareholder and fifteen million (15,000,000) euros for the Investor. This would then reduce the amount that can be drawn under the Bank Debt by the corresponding amount.

In the event of a project being abandoned or the investment commitment to a project being reduced, the amounts allocated to it (REI) may be used to finance one or more of the four other projects listed, by mutual agreement between the Parties.

The remainder of Article 20 remains unchanged.